Exhibit 99.1

www.chasecorp.com

ASE:CCF

FOR IMMEDIATE RELEASE

CHASE CORPORATION ANNOUNCES ITS RESULTS FOR THE FIRST QUARTER OF FISCAL YEAR 2005

Bridgewater, MA — January 13, 2005 — Chase Corporation (ASE: CCF) (“the Company”) today reported revenues of $22,399,000 for the three months ended November 30, 2004 compared with $22,288,000 for the same period last year.  Net Income for the first quarter was $1,437,000 as compared to last year’s first quarter of $413,000.  Diluted earnings per share increased to $0.37 diluted as compared to $0.10 during the prior year period.

During the first quarter of fiscal 2004 the Company recorded a goodwill impairment charge of $579,000 associated with the sale of its Sunburst Electronics Manufacturing Solutions, Inc. subsidiary.  Revenue of $2,549,000 and operating profit of $119,000 related to Sunburst were also included in last year’s first quarter results.  Additionally, in the first quarter of fiscal 2004, the Company recorded an impairment charge of $500,000 to adjust the recorded value of its investment in its unconsolidated joint venture.

	For the Three Months Ended November 30,
	2004	2003
Revenues	$22,399,000	$22,288,000

Net Income	1,437,000	413,000

Net Income per share:
Basic	$0.39	$0.10
Diluted	$0.37	$0.10

Weighted average common shares outstanding:
Basic	3,721,000	4,047,000
Diluted	3,909,000	4,348,000

Certain statements in this press release are forward-looking.  These may be identified by the use of forward-looking words or phrases such as “believe”; “expect”; “anticipate”; “should”; “planned”; “estimated” and “potential” among others.  These forward-looking statements are based on Chase Corporation’s current expectations.  The Private Securities Litigation Reform Act of 1995 provides “safe harbor” for such forward-looking statements.

Chase Corporation is a diversified, advanced manufacturing company providing a wide-variety of high quality products and services to the specialty chemical, converting and electronic manufacturing industries.  The Company’s stock is traded on the American Stock Exchange (ASE:CCF).

For further information contact Paula Myers — Shareholder and Investor Relations Department (508) 279-1789 Ext 219.